Exhibit 10.2

AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

by and among

TRADESTAR SERVICES, INC.,

1297181 ALBERTA LTD.,

383210 ALBERTA LTD.,

DAVE HUNTER RESOURCES INC.,

BARRY AHEARN

and

DAVE HUNTER

Dated as of March 2, 2007

ARTICLE I DEFINITIONS		2

ARTICLE II PURCHASE AND SALE OF THE STOCK; AMENDMENT AND RESTATEMENT OF ORIGINAL PURCHASE AGREEMENT		8
2.1	Transfer of Stock by Sellers	8
2.2	Purchase Price	8
2.3	Payment of Management Bonus in respect of Management Services Previously Rendered	8
2.4	Payment of Purchase Price	8
2.5	The Closing	9
2.6	Closing Deliveries by the Shareholders and the Sellers	9
2.7	Closing Deliveries by the Parent and the Purchaser	11
2.8	Amendment and Restatement of the Original Purchase Agreement	11

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE SHAREHOLDERS		11
3.1	Organization and Qualification of the Company	12
3.2	Capitalization	12
3.3	Stock Ownership by Sellers	13
3.4	Authorization; Enforceability	13
3.5	No Conflict; Governmental Consents	13
3.6	Financial Statements and Undisclosed Liabilities	13
3.7	Labor Matters	14
3.8	Absence of Certain Changes or Events	14
3.9	Taxes	15
3.10	Material Contracts	17
3.11	Personal Property; Title to Property; Leases	19
3.12	Condition and Sufficiency of Tangible Assets	19
3.13	Licenses, Permits and Authorizations	20
3.14	Intellectual Property	20
3.15	Litigation; Compliance with Laws	21
3.16	Insurance	21
3.17	Employee Benefit Plans	22
3.18	Transactions with Affiliates	22
3.19	No Brokers or Finders	23
3.20	Accuracy of Information	23
3.21	Receivables; Payables	23
3.22	Environmental	23
3.23	Restrictions on Business Activities	24
3.24	Internal Controls	24
3.25	Absence of Certain Payments	25
3.26	Bank Accounts	25
3.27	Sellers’ Investment Representations	25

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER AND THE PARENT		25
4.1	Organization and Authority	25
4.2	No Conflict; Governmental Consents	25
4.3	Financial Statements	26
4.4	No Brokers or Finders	26
4.5	Parent SEC Documents	26
4.6	Authorization; Enforceability	27
4.7	Absence of Certain Changes or Events	27
4.8	Taxes	28
4.9	Intellectual Property	28
4.10	Litigation; Compliance with Laws	29
4.11	Insurance	29
4.12	Restrictions on Business Activities	30
4.13	Internal Controls	30
4.14	U.S. Environmental Laws	30
4.15	Benefit Plans	31
4.16	Accuracy of Information	31

ARTICLE V COVENANTS OF THE SELLERS AND THE SHAREHOLDERS PRIOR TO CLOSING DATE		31
5.1	Access and Investigation	31
5.2	Operation of the Business of the Company prior to the Closing Date	31
5.3	Required Approvals	32
5.4	Notification	33
5.5	No Negotiations	33

ARTICLE VI COVENANTS OF THE PARENT AND THE PURCHASER PRIOR TO THE CLOSING DATE		33

ARTICLE VII CONDITIONS PRECEDENT		34
7.1	Conditions Precedent to the Parent’s and the Purchaser’s Obligation to Close	34
7.2	Conditions Precedent to the Sellers’ and the Shareholders’ Obligation to Close	35

ARTICLE VIII TERMINATION		36
8.1	Termination Events	36
8.2	Effect of Termination	37

ARTICLE IX TAX MATTERS		37
9.1	Liability for Transaction Taxes	37

ARTICLE X INDEMNIFICATION		37
10.1	Obligations of Sellers and Shareholders	37
10.2	Obligations of the Parent and the Purchaser	38

iii

10.3	Procedure	38
10.4	Survival	39
10.5	Notice by Indemnifying Party	39
10.6	Indemnity Threshold and Cap	39
10.7	Exclusive Remedy	40
10.8	Set-Off	40
10.9	Mitigation	40

ARTICLE XI		40
11.1	Requirement for Personal Information	40
11.2	Confidentiality Obligation	40
11.3	Pre-Closing Use of Personal Information	41
11.4	Post-Closing Use of Disclosed Personal Information	41

ARTICLE XII GENERAL		41
12.1	Amendments; Waivers	41
12.2	Schedules; Exhibits; Integration	41
12.3	Governing Law	41
12.4	No Assignment	41
12.5	Headings	41
12.6	Counterparts	42
12.7	Publicity and Reports	42
12.8	Parties in Interest	42
12.9	Notices	42
12.10	Remedies; Waiver	43
12.11	Attorney’s Fees	43
12.12	Severability	43
12.13	Entire Agreement	44
12.14	Time is of the Essence	44
12.15	Arbitration	44
12.16	Expenses	44
12.17	Further Assurances	44
12.18	Confidentiality	44

iv

AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

This Amended and Restated Stock Purchase Agreement is entered into as of March 2, 2007 by and among (i) TRADESTAR SERVICES, INC., a Nevada corporation (the “Parent”); (ii) 1297181 ALBERTA LTD., a corporation organized and existing under the laws of Alberta, Canada and a wholly-owned subsidiary of the Parent (the “Purchaser”); (iii) 383210 ALBERTA LTD., a corporation organized and existing under the laws of Alberta, Canada; and DAVE HUNTER RESOURCES INC., a corporation organized and existing under the laws of Alberta, Canada, each a holder of capital stock of the Company (each individually a “Seller” and collectively, the “Sellers”); and (iv) BARRY AHEARN and DAVE HUNTER, residents of Sylvan Lake and Ardrossan, Canada, respectively, and holders of all of the issued and outstanding capital stock of the Sellers (each individually a “Shareholder” and collectively, the “Shareholders”).  The Parent, the Purchaser, the Sellers and the Shareholders are each a “party” and together are “parties” to this Agreement.

R E C I T A L S

WHEREAS, the Parent, the Sellers and the Shareholders are parties to that certain Stock Purchase Agreement, dated as of February 2, 2007, as amended by that certain Letter Agreement, dated February 28, 2007 (as amended, the “Original Purchase Agreement”);

WHEREAS, pursuant to Section 12.4 of the Original Purchase Agreement, the Parent is entitled to assign the Original Purchase Agreement or any or all of its rights and/or obligations thereunder to a wholly-owned subsidiary, provided that such subsidiary agrees to become jointly and severally liable with the Parent, as a principal and not as a surety, with respect to all of the obligations of the Parent under the Original Purchase Agreement;

WHEREAS, the Purchaser desires to become a party to this Agreement and the Parent desires to assign the Original Purchase Agreement and its rights and obligations thereunder to the Purchaser;

WHEREAS, the parties desire to amend and restate the Original Purchase Agreement in its entirety as set forth herein to reflect the joinder of the Purchaser to this Agreement and other agreed upon changes to the Original Purchase Agreement;

WHEREAS, as of the date hereof, the Sellers own 100% of the Stock (as defined below) of Decca Consulting Ltd., a corporation organized and existing under the laws of Alberta, Canada (the “Company”);

WHEREAS, the Sellers desire to sell, and the Purchaser desires to buy, all of the Stock for the consideration described herein; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the sale of all of the Stock and also to prescribe various conditions to such sale.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound the parties agree as follows:

ARTICLE I

DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly provided,

(a)           the terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular,

(b)           all accounting terms not otherwise defined herein have the meanings assigned under GAAP,

(c)           all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

(d)           pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and

(e)           the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

As used in this Agreement and the Disclosure Schedules delivered pursuant to this Agreement, the following definitions shall apply:

“2006 Payables” means the trade accounts payable and outstanding bank borrowings from Toronto-Dominion of the Company as of the close of business on December 31, 2006 as reflected on the December 2006 Balance Sheet.

“2006 Receivables” means the trade accounts receivable of the Company as of the close of business on December 31, 2006 as reflected on the December 2006 Balance Sheet.

“AAA Rules” has the meaning set forth in Section 12.15.

“Action” means any action, complaint, claim, charge, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any mediator, arbitrator or Governmental Entity.

“Affiliate” means with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.

“Agreement” means this Amended and Restated Stock Purchase Agreement, as amended or supplemented, together with all schedules attached or incorporated by reference.

“Approval” means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

“Assets” has the meaning set forth in Section 3.11(c).

“Benefit Plans” has the meaning set forth in Section 3.17.

“Business” means the business of the Company, and shall be deemed to include any of the following incidents of such business: income, cash flow, operations, condition (financial or other), assets, anticipated revenues, prospects, liabilities and personnel.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of Houston, Texas.

“Cash Portion of the Purchase Price” has the meaning set forth in Section 2.4(x).

“Claim” has the meaning set forth in Section 10.3.

“Claim Notice” has the meaning set forth in Section 10.3.

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” means the date of the Closing as set forth in Section 2.5.

“Company” has the meaning set forth on the Recitals to this Agreement.

“Company Financial Statements” means the unaudited balance sheets of the Company as of May 31, 2005 and 2006, and December 31, 2006 (the “December 2006 Balance Sheet”) and the related statements of income, changes in stockholders’ equity, and cash flow for each of the foregoing fiscal years ended May 31, 2006 and the seven (7) month period ended December 31, 2006 then ended, together with the notice to reader letter pertaining to the financial statements for the years ended May 31, 2005 and 2006.

“Consultant” or “Consultants” means any individual who is a consultant of the Company or immediately prior to the Closing Date.

“Contract” means any agreement, contract, arrangement, bond, loan commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

“Decca Engineering” means Decca Engineering Ltd., a corporation organized and existing under the laws of Alberta, Canada.

“December 2006 Balance Sheet” has the meaning given in the definition of Company Financial Statements.

“DE Purchase Agreement” means that certain Agreement, dated June 1, 2005, by and between the Company and Decca Engineering.

“Disclosed Personal Information” means any Personal Information intentionally or unintentionally disclosed by the Company, the Sellers or the Shareholders to the Parent or the Purchaser or their respective agents, contractors or advisors in connection with the transactions contemplated herein.

“Encumbrance” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal, or state or provincial securities law.

“Environmental Defect” shall mean a condition with respect to the Assets that constitutes a violation of Environmental Law; provided that an Environmental Defect shall not be deemed to exist for the purposes of this Agreement unless the estimated Lowest Cost Response for remedying such Environmental Defect exceeds $25,000.

“Environmental Laws” means all applicable statutes, regulations, ordinances, by-laws, and codes and all international treaties and agreements, now in existence in Canada (whether federal, provincial or municipal) relating to the protection and preservation of the environment, occupational health and safety, product safety, product liability or Hazardous Substances, including, without limitation, the Environmental Protection and Enhancement Act (Alberta), and the Canadian Environmental Protection Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state, provincial, municipal or local, domestic or foreign.

“Hazardous Substance” means, collectively, any contaminant (as defined in the Environmental Protection and Enhancement Act (Alberta)), toxic substance (as defined in the Canadian Environmental Protection Act), dangerous goods (as defined in the Transportation of Dangerous Goods Act (Canada) or pollutant or any other substance that when released to the natural environment is likely to cause, at some immediate or future time, material harm or degradation to the natural environment or material risk to human health.

“Indemnified Party” has the meaning set forth in Section 10.3.

“Indemnifying Party” has the meaning set forth in Section 10.3.

“Intellectual Property” has the meaning set forth in Section 3.14(a).

“IRS” means the US Internal Revenue Service.

“Knowledge of the Parent and the Purchaser” or “Known to the Parent and the Purchaser” or any permutation thereof shall mean, with respect to (i) the Parent, the actual knowledge (without investigation) of any of the directors of the Parent or the Chief Executive Officer of the Parent; and (ii) the Purchaser, the actual knowledge (without investigation) of any of the directors of the Purchaser (excluding Stuart M. Olley) or the Chief Executive Officer of the Purchaser

“Knowledge of the Sellers and the Shareholders” or “Known to the Sellers and the Shareholders” or any permutation thereof shall mean, with respect to the Sellers and the Shareholders, the actual knowledge (without investigation) of any of officers, directors or key employees of the Sellers or the Shareholders.

“Law” means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

“Leased Real Property” has the meaning set forth in Section 3.11(a).

“Loss” means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, legal (on a solicitor and client basis), accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person.

“Lowest Cost Response” shall mean the response required or allowed under Environmental Laws that addresses the condition present at the lowest cost (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant assets and any potential material additional costs or liabilities that may likely arise a result of such response) as compared to any other response that is consistent with Environmental Laws.

“Management Bonus” has the meaning set forth in Section 2.3.

“Material Adverse Effect” means, with respect to any Person, (i) a material adverse effect on the condition (financial or otherwise), business, prospects, assets, liabilities, or results of operations of such Person in an amount individually or in the aggregate equal to or greater than $100,000; or (ii) a material adverse effect on the ability of such Person to consummate the transactions contemplated by this Agreement.

“Material Contract” means any Contract deemed material by Section 3.10.

“Net Accounts Receivable Amount” means an amount equal to the sum (i) all of the 2006 Receivables collected by the Company from the period of January 1, 2007 until the second (2nd) anniversary of the Closing Date minus (ii) all of the 2006 Payables paid by the Company from the period of January 1, 2007 until the second (2nd) anniversary of the Closing Date and minus (iii) an amount equal to the Canadian income tax liability attributable to the period from June 1, 2006 through December 31, 2006 that is to be included in the income tax return filed by the Company for the period ending on the Closing Date, as calculated by the auditors of the Parent, acting reasonably.

“Note” and “Notes” has the meaning set forth in Section 2.4(y).

“Note Portion of the Purchase Price” has the meaning set forth in Section 2.4(y).

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Entity.

“Original Purchase Agreement” has the meaning set forth in the Recitals to this Agreement.

“Parent” has the meaning set forth in opening paragraph to this Agreement.

“Parent Financial Statements” means the (a) audited consolidated balance sheets of the Parent as of December 31, 2003, 2004 and 2005, and the related audited consolidated statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended, together with the auditor’s report pertaining to such financial statements of Gordon Hughes & Banks, independent certified public accountants; and (b) unaudited consolidated balance sheet of the Parent as of September 30, 2006

(the “Parent Interim Balance Sheet”) and the related unaudited consolidated statement of income for the nine (9) months then ended.

“Parent Interim Balance Sheet” has the meaning set forth in the definition of Parent Financial Statements.

“Parent Intellectual Property” has the meaning set forth in Section 4.9(a).

“Parent/Purchaser Indemnified Party” has the meaning set forth in Section 10.1.

“Parent/Purchaser Indemnifying Party” and “Parent/Purchaser Indemnifying Parties” has the meaning set forth in Section 10.2.

“Parent/Purchaser’s Advisors” has the meaning set forth in Section 5.1.

“Parent SEC Documents” has the meaning set forth in Section 4.5(a).

“Parent Shares” mean shares of common stock, par value $0.001 per share, of the Parent.

“Permit” means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

“Permitted Encumbrances” means (i) Encumbrances for Taxes, assessments and governmental charges not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings; (ii) statutory liens arising in the ordinary course of business relating to obligations as to which there is no default on the part of the Company, excluding any mortgage; and (iii) the Encumbrances listed on Schedule 1.3.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Entity.

“Personal Information” means information about an identifiable individual, but does not include an individual’s name, position name or title, business telephone number, business address, business email or business fax number.

“Personal Property” has the meaning set forth in Section 3.11(a).

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the opening paragraph.

“Receivables Note” has the meaning set forth in Section 2.3.

“Registration Rights Agreement” has the meaning set forth in Section 2.6(j).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” has the meaning set forth in Section 2.6(p).

“Seller” and “Sellers” has the meaning set forth in the opening paragraph.

“Seller/Shareholder Indemnified Party” has the meaning set forth in Section 10.2.

“Seller/Shareholder Indemnifying Party” and “Seller/Shareholder Indemnifying Parties” have the meanings set forth in Section 10.1.

“Shareholder” and “Shareholders” has the meaning set forth in the opening paragraph.

“Stock” means the issued and outstanding capital stock of the Company.

“Stock Portion of the Purchase Price” has the meaning set forth in Section 2.4(b).

“Subscription Agreement” has the meaning set forth in Section 2.6(c).

“Subsidiary” means, with respect to any Person, (a) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person, directly or indirectly through Subsidiaries; and (b) any partnership, limited liability company, association, joint venture, trust or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner, has a 50% or greater equity interest at the time or otherwise owns a controlling interest.

“Tax” (and, with correlative meaning, “Taxes”) means:  (i) any federal, state, provincial, local or foreign income, gross receipts, windfall, profits, gains, capital, capital stock, production, recapture, land transfer, severance, property, production, sales, goods and services, harmonized sales, use, license, excise, franchise, employment, payroll, workers compensation, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including all employment insurance, health insurance and government pension plan premiums or contributions, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority; and (ii) any liability of the Company for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company under any Tax Sharing Arrangement or Tax Indemnity Agreement.

“Tax Act” means the Income Tax Act, R.S.C. 1985 (5th Supp.) c.1, as amended.

“Tax Indemnity Agreement” means any written or unwritten agreement or arrangement pursuant to which the Company may be required to indemnify or reimburse another party for any liability relating to Taxes.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which includes the Company.

“Threshold” has the meaning set forth in Section 10.6(a).

“Third Party Intellectual Rights” has the meaning set forth in Section 3.14(b).

“Toronto-Dominion” means The Toronto-Dominion Bank.

“U.S. Environmental Laws” shall mean all U.S. Laws relating to (a) the control of any pollutant or protection of the air, water, land or protected species, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation and (c) the regulation of or exposure to hazardous or toxic materials.

ARTICLE II
PURCHASE AND SALE OF THE STOCK; AMENDMENT AND RESTATEMENT OF ORIGINAL PURCHASE AGREEMENT

2.1          Transfer of Stock by Sellers.  Subject to the terms and conditions of this Agreement, the Sellers agree to sell and transfer all of the Stock and deliver the certificates evidencing all of the Stock to the Purchaser at the Closing, and the Purchaser will purchase all of the Stock from the Sellers at the Closing.  The certificates will be properly endorsed for transfer to, or accompanied by a duly executed stock powers in favor of, the Purchaser and otherwise in a form acceptable for transfer on the books of the Company.

2.2          Purchase Price.  Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase and acquire all of the Stock from the Sellers for an aggregate purchase price of Cdn $5,500,000 (the “Purchase Price”).

2.3          Payment of Management Bonus in respect of Management Services Previously Rendered.  In consideration for past management services provided by the Sellers, at the Closing, the Sellers shall cause the Company to declare and pay a bonus to the Sellers in respect of management services previously rendered in an aggregate amount equal to the Net Accounts Receivable Amount (the “Management Bonus”), payment of which shall be satisfied by the delivery of one (1) unsecured non-recourse promissory note to the Sellers in an original principal amount equal to the Net Accounts Receivable Amount (the “Receivables Note”), the Receivable Note being in a form mutually acceptable to the Parent and the Sellers, acting reasonably.

2.4          Payment of Purchase Price.  Subject to the terms and conditions of this Agreement, in reliance on the representations and warranties of the Sellers and the Shareholders, and in consideration of the obligations of the Sellers and the Shareholders herein, the Purchaser will pay the Purchase Price for all of the Stock to the Sellers as follows:

(a)         the aggregate sum of Cdn $4,050,000 in cash to the Sellers; and

(b)        414,286 Parent Shares to each Seller (the “Stock Portion of the Purchase Price”).

In satisfaction of the Purchaser’s obligations under subsection (a) above, the Sellers hereby direct the Purchaser, and the Purchaser hereby agrees to,:

(x)         pay Cdn $1,300,000 in cash to each Seller on the Closing Date by wire transfer of immediately available funds to such account as shall have been designated in writing by each Seller at least two (2) days prior to the Closing (collectively, the “Cash Portion of the Purchase Price”); and

(y)        pay Cdn $1,450,000 in cash to the Parent in consideration of the Parent for and on behalf of the Sellers issuing on the Closing Date two (2) secured promissory notes made by the Parent each in the original principal amount of Cdn $725,000 (each a “Note” and collectively, the “Notes”), with one (1) Note in favor of each Seller (the “Note Portion of the Purchase Price”), each Note being in a form mutually acceptable to the Parent, the Purchaser and the Sellers, acting reasonably, and each Note secured by the Stock in accordance with the terms of the Security Agreement.

In exchange for the consideration set forth in subsection (y) above, the Parent agrees to issue the Notes to the Sellers at the Closing as set forth in subsection (y) above.

2.5          The Closing.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article 8 and subject to the satisfaction or waiver of the conditions set forth in Article 7, the closing of the transactions contemplated herein (the “Closing”) shall take place at 10:00 a.m. on March 2, 2007 or on such other date mutually agreed by the parties (the “Closing Date”) at the offices of Haynes and Boone, LLP, legal counsel to the Parent and the Purchaser, located at 1221 McKinney Street, Suite 2100, Houston, Texas 77010, unless another date, time or place is agreed to in writing by the parties hereto.  The Closing may, with the consent of all parties, take place by delivering an exchange of documents by facsimile transmission or electronic mail with originals to follow by overnight mail service or courier.

2.6          Closing Deliveries by the Shareholders and the Sellers.  At the Closing, against delivery of, among other things, the Purchase Price, the Sellers and the Shareholders shall deliver or cause to be delivered to the Parent and the Purchaser:

(a)         stock certificates evidencing all of the Stock duly endorsed in blank, or accompanied by stock powers duly executed in blank, in a form satisfactory to the Purchaser and the Parent;

(b)        each in form and substance satisfactory to the Purchaser and the Parent in their reasonable discretion, all Approvals of all Governmental Entities and officials which are necessary for the consummation of the transactions contemplated by this Agreement and all third party consents and estoppel certificates identified on Schedule 3.5;

(c)         a subscription agreement (a “Subscription Agreement”), in a form mutually acceptable to the Parent and the Sellers, acting reasonably, relating to the issuance of 414,286 Parent Shares pursuant to Section 2.4(b)  duly executed by each Seller;

(d)        all minute books, seals and other records of the Company;

(e)         certificate of status issued by the Alberta Corporate Registry, dated not more than one (1) day prior to the Closing Date, attesting to the incorporation and good standing of the Company as a corporation in its jurisdiction of incorporation;

(f)         copies, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date, of the Articles of Incorporation of the Company, and all amendments thereto;

(g)        copies, certified the by Secretary or Assistant Secretary of the Company as of the Closing Date, of the Bylaws of the Company, and all amendments thereto;

(h)        a release duly executed by the Sellers and the Shareholders in a form mutually acceptable to the Purchaser, the Parent and the Sellers, acting reasonably;

(i)          any Permits necessary to the operations of the Business amended to adequately reflect any change of control or other amendment necessary to reflect the sale of all of the Stock;

(j)          a Registration Rights Agreement by and among the Sellers and the Parent providing for piggy-back registration rights for the Sellers, in a form mutually acceptable to the Parent and the Sellers, acting reasonably (the “Registration Rights Agreement”), duly executed by each Seller;

(k)         a duly executed resignation of each director and officer of the Company;

(l)          a copy, certified as of the Closing Date by the Secretary or Assistant Secretary of each Seller, of the resolutions of the Board of Directors of each Seller authorizing such Seller’s execution, delivery and performance of this Agreement, the consummation the transactions contemplated herein, and the taking of all such other corporate action as shall have been required as a condition to, or in connection with the consummation of the contemplated transactions;

(m)        the consents of any Person required for the consummation by the Sellers, the Company and the Shareholders of the transactions contemplated hereby;

(n)           written evidence that the trademarks, service marks and tradenames of the Company and all related Intellectual Property have been assigned to the Purchaser as of the Closing Date, including without limitation to the assignment of all trademarks, tradenames or other rights to use the name “Decca” necessary to operate the business of the Company in the ordinary course and a Consent to Use Name duly executed by Decca Engineering;

(o)           written evidence of (i) the declaration of the Management Bonus by the Company and payment of the same with the issuance of the Receivables Note and (ii) the fulfillment of the obligations of the Company set forth in Section 2.3;

(p)           a Pledge and Security Agreement by and among the Sellers, the Parent and the Purchaser granting a security interest in the Stock to the Sellers until the payment in full of the Notes, in a form mutually acceptable to the Parent, the Purchaser and the Sellers, acting reasonably (the “Security Agreement”), duly executed by each Seller; and

(q)           an Agreement to Rescind Shareholder Agreement by and among the Company and the Sellers, pursuant to which that certain Shareholder Agreement, dated October 24, 2003,

entered into among the Company, Decca Engineering, Roger D. Gordon, and the Shareholders, is terminated in full, duly executed by the Company and the Sellers.

2.7          Closing Deliveries by the Parent and the Purchaser.  At the Closing, against delivery of, among other things, stock certificate(s) representing all of the Stock, the Parent and the Purchaser shall deliver to the applicable Seller or Shareholder:

(a)         the Cash Portion of the Purchase Price by wire transfer in immediately available funds to the bank accounts designated by the Sellers;

(b)        stock certificates evidencing the Stock Portion of the Purchase Price (which the parties agree will be delivered to the Sellers as soon as reasonably practicable following the Closing);

(c)         the Notes evidencing the Note Portion of the Purchase Price;

(d)        certificates of the Secretary of State and the taxing authorities of the State of Nevada or other appropriate government authority, dated not more than five (5) days prior to the Closing Date, attesting to the incorporation and good standing of the Parent as a corporation in its jurisdiction of incorporation, and to the payment of all state taxes due and owing thereby;

(e)         certificate of status issued by the Alberta Corporate Registry, dated not more than one (1) day prior to the Closing Date, attesting to the incorporation and good standing of the Purchaser as a corporation in its jurisdiction of incorporation;

(f)            the Registration Rights Agreement duly executed by the Parent;

(g)           a copy, certified as of the Closing Date by the Secretary or Assistant Secretary of the Parent, of resolutions of the Board of Directors of the Parent authorizing the Parent’s execution, delivery and performance of this Agreement, the consummation the transactions contemplated herein, and the taking of all such other corporate action as shall have been required as a condition to, or in connection with the consummation of the contemplated transactions;

(h)           a copy, certified as of the Closing Date by the Secretary or Assistant Secretary of the Purchaser, of resolutions of the Board of Directors of the Purchaser authorizing the Purchaser’s execution, delivery and performance of this Agreement, the consummation the transactions contemplated herein, and the taking of all such other corporate action as shall have been required as a condition to, or in connection with the consummation of the contemplated transactions; and

(i)            the Security Agreement, duly executed by the Parent and the Purchaser.

2.8          Amendment and Restatement of the Original Purchase Agreement.  The Parent, the Sellers and the Shareholders who are parties to the Original Purchase Agreement agree that the Original Purchase Agreement is hereby amended and restated in its entirety, and upon execution of this Agreement all rights and obligations of the Parent, the Sellers and the Shareholders under the Original Purchase Agreement shall be superseded by this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE SHAREHOLDERS

The Sellers and the Shareholders, jointly and severally, represent and warrant to the Parent and the Purchaser as follows

3.1          Organization and Qualification of the Company.

(a)           The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of Alberta.  The Company has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it has been and is currently conducting.  The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business makes such licensing or qualification necessary.  Schedule 3.1 correctly lists with respect to the Company its jurisdiction of incorporation, each jurisdiction in which it is qualified to do business as an extra-provincial or a foreign corporation, and its directors and executive officers.  The Sellers and the Shareholders have delivered to the Parent complete and correct copies of the articles and bylaws of the Company as now in effect.

(b)        The Company owns all assets and rights necessary to conduct the Business of the Company as presently conducted.  The Company has no Subsidiaries.  Schedule 3.1 correctly lists all capital stock, partnership interests, membership interests or other ownership interests that the Company owns in any Person and all joint ventures that the Company is a party to.

(c)           The Company, the Sellers and the Shareholders are not non-residents of Canada within the meaning of the Tax Act.

3.2          Capitalization.

(a)         The authorized capital of the Company consists of an unlimited number of Class “A” Shares, an unlimited number of Class “B” Shares, an unlimited number of Class “C” Shares, an unlimited number of Class “D” Shares, an unlimited number of Class “E” Shares, an unlimited number of Class “F” Shares, an unlimited number of Class “G” Shares, an unlimited number of Class “H” Shares and an unlimited number of Class “I” Shares.  As of the date hereof, 99.9 Class “A” shares are issued and outstanding and each registered owner of shares of Stock and the number of shares of Stock held by each registered owner is set forth on Schedule 3.2.  Except as set forth on Schedule 3.2, there are no shares of capital stock of the Company issued and outstanding.  All of the shares of Stock have been duly authorized and validly issued and are fully paid and non-assessable.  None of the shares of Stock was issued in violation of any preemptive rights or is subject to any preemptive rights of any Person.  All of the shares of Stock have been issued and granted in all material respects in compliance with applicable securities Laws and other requirements of Law.  No legend or other reference to any Encumbrance appears upon any certificate representing shares of Stock.

(b)        There are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for or purchase from any of the Seller or the Shareholders or the Company, or any plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire, (i) any capital stock or other ownership interests of the Company, including, but not limited to the shares of Stock; or (ii) any securities convertible into or exchangeable for any such capital stock or other ownership interests.  Except for the DE Purchase Agreement and the Company’s obligations hereunder, there are no outstanding contractual obligations or plans of any of the Sellers, the Shareholders or the Company to transfer, issue, repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests of the Company, including, but not limited to the all of the shares of Stock.  Except as described on Schedule 3.1, the Company owns no or has no contract, agreement or understanding to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

3.3          Stock Ownership by Sellers.  Each Seller has good and marketable title to, and sole record and beneficial ownership of, the shares of Stock as listed on Schedule 3.2 and the shares of Stock are free and clear of any and all covenants, conditions, marital property rights or other Encumbrances.  Upon consummation of the transactions contemplated by this Agreement, the Purchaser will own all the issued and outstanding capital stock of the Company free and clear of all Encumbrances, and such capital stock will be fully paid and nonassessable.  Except for the DE Purchase Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of Stock, except for customary legends with respect to transfer restrictions under the laws of the Province of Alberta.

3.4          Authorization; Enforceability.  The execution, delivery and performance of this Agreement by each Seller and each Shareholder and the consummation by each Seller and each Shareholder of the transactions contemplated hereby have been duly authorized by all requisite action on the part of each Seller and each Shareholder.  This Agreement has been duly executed and delivered by each Seller and each Shareholder, and assuming due authorization, execution and delivery by the Parent and the Purchaser, this Agreement constitutes a valid and binding obligation of each of the Sellers and the Shareholders enforceable against each of the Sellers and the Shareholders in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws, or by equitable principles relating to the rights of creditors generally.

3.5          No Conflict; Governmental Consents.

(a)         The execution, delivery and performance of this Agreement by each of the Sellers and the Shareholders do not and will not (i) violate, conflict with or result in the breach of any provision of the articles or bylaws of the Company or the Sellers; (ii) except as set forth in Schedule 3.5, to the Knowledge of the Sellers and the Shareholders, conflict with or violate in any material respect any Law or Order applicable to any of the Sellers, the Shareholders or the Company; or (iii) except as set forth in Schedule 3.5, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the shares of Stock or on any of the assets or properties of the Sellers, the Shareholders or the Company pursuant to, any note, bond, mortgage, indenture, license, permit, lease, sublease or other Contract to which any of the Sellers, the Shareholders or the Company is a party or by which any of the Stock or any of such assets or properties is bound or affected.

(b)        The execution, delivery and performance of this Agreement by each of the Sellers and the Shareholders does not and will not require any Approval or Order of any Governmental Entity, except as described in Schedule 3.5.

3.6          Financial Statements and Undisclosed Liabilities.

(a)         The Sellers have delivered to the Parent and the Purchaser true, correct and complete copies of the Company Financial Statements.  The Company Financial Statements have been prepared in conformity with Canadian generally accepted accounting principles applied on a consistent basis (except that such Company Financial Statements may not include footnotes which may be required by Canadian generally accepted accounting principles and may be subject to normal year-end adjustments).  Such statements of operations and cash flow present fairly in all material respects the results of operations and cash flows of the Company for the respective periods covered, and the balance sheets present fairly in all material respects the financial condition of the Company as of their respective dates.  Schedule 3.6 contains  true, correct and complete copies of the Company Financial Statements and, except as disclosed on Schedule 3.6, since May 31, 2005, there has been no change in any of the significant accounting policies, practices or procedures of Company.

(b)        The Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise), except for liabilities or obligations reflected or reserved against the December 2006 Balance Sheet, current liabilities incurred in the ordinary course of business and consistent with past practice since December 31, 2006 and liabilities that would not be reasonably expected to result in a Material Adverse Effect on the Company.

(c)         Since December 31, 2006, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

3.7          Labor Matters.  Neither the Company nor any Affiliate of the Company has any common-law employees, nor have they had any common-law employees since the date of its incorporation.  Schedule 3.7 contains a list of all of the names of the consultants or other contingent workers engaged by the Company and a description of the services they provide for the Company.  The Company has not entered into any collective bargaining agreements.  With respect to the Company, there are no presently pending, or to the Knowledge of any of the Sellers or the Shareholders, threatened (x) arbitration proceedings, labor strikes, slowdowns or stoppages, grievances or other labor disputes; (y) actions related to an alleged material violation pertaining to labor relations or employment matters, including but not limited to claims for unpaid wages or penalties, discrimination, harassment, or retaliation, or wrongful discharge in violation of public policy; or (z) any scheduled vote or application for certification of a collective bargaining agent or, to the Knowledge of any of the Sellers or the Shareholders, any organizing campaign.  The Company is not delinquent in any material respect in payments to any of its consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such consultants.  There are no pending claims against the Company under any workers’ compensation plan or policy or for long term disability.  To the Knowledge of the Sellers and the Shareholders, no consultant of the Company is in any material respect in violation of any term of any consulting contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former consultant relating to the right of any such consultant to be hired by the Company because of the nature of the business conducted by it or to the use of trade secrets or proprietary information of others.

3.8          Absence of Certain Changes or Events.  Except as set forth in Schedule 3.8 (with subsection references corresponding to those set forth below), since January 1, 2006, the Company has operated the Business only in the ordinary course and consistent with past practice.  As amplification and not limitation of the foregoing, since January 1, 2006, except as described on Schedule 3.8,  there has not been:

(a)           any change in the Company’s authorized or issued capital stock;

(b)           any amendment to the Company’s articles or bylaws;

(c)           the occurrence of any event that might reasonably be deemed to have a Material Adverse Effect on the Company;

(d)           to the Knowledge of the Sellers and the Shareholders, any damage, destruction or loss, whether covered by insurance or not, adversely affecting the Company’s properties or businesses which might reasonably be expected to result in a Material Adverse Effect on the Company;

(e)           any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to, or the incurrence of any obligation to repurchase, any shares of any class of capital stock of the Company other than the payment of the Management Bonus pursuant to Section 2.3 of this Agreement;

(f)            any entry into a consulting, employment or severance agreement or any understanding for payments to any consultant, employee or former consultant or employee of the Company which might reasonably be expected to result in a Material Adverse Effect on the Company;

(g)           any material increase in compensation or benefits expense to the Company, any increase in the compensation or other benefits payable or to become payable by the Company to its directors, officers, consultants or employees or any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any of its directors, officers, consultants or employees, other than the items disclosed on Schedule 3.8;

(h)           any entry into any commitment or transaction material to the Company (including but not limited to, any borrowing, sale, lease or other disposition of an asset or group of assets with an original cost in excess of $75,000 in the aggregate or capital expenditure or group of capital expenditures in excess of $75,000 in the aggregate);

(i)            any entry into any transaction with any director, officer, shareholder or Affiliate of the Company that is either not in the ordinary course of business, or on terms less favorable to the Company than those that would have been obtained in a comparable transaction by the Company with an unrelated Person;

(j)            to the Knowledge of the Sellers and the Shareholders, any cancellation or waiver of any claims or rights which might reasonably be expected to result in a Material Adverse Effect on the Company;

(k)           any material change in the Tax or accounting methods used by the Company;

(l)            to the Knowledge of the Sellers and the Shareholders, any cancellation, termination or amendment to any Material Contract; or

(m)          to the Knowledge of the Sellers and the Shareholders, any agreement, whether oral or written, to do any of the foregoing.

3.9          Taxes.  Except as set forth in Schedule 3.9 (with subsection references corresponding to those set forth below):

(a)           The Company has filed or caused to be filed with the appropriate Governmental Entity, within the times and in the manner prescribed by applicable Law, all federal, provincial,

local and foreign Tax Returns which are required to be filed by or with respect to it.  The information contained in such Tax Returns is correct and complete in all respects and such Tax Returns reflect accurately all liability for Taxes of the Company for the periods covered thereby;

(b)           The Company has paid all Taxes which are due and payable within the time required by applicable Law, and has paid all assessments and reassessments it has received in respect of Taxes.  The Company has made full and adequate provision in the Company Financial Statements as at and for the year ended December 31, 2006 for all Taxes which are not yet due and payable but which relate to periods ending on or before December 31, 2006.  The Company has not received any refund of Taxes to which it not entitled;

(c)           To the Knowledge of the Sellers and the Shareholders, no claim has ever been made by an authority in a jurisdiction where the Company does not file a Tax Return that the Company may be subject to taxation in that jurisdiction and no basis exists for any such claim.  There is no proposed assessment and no audit, claim, action, proceedings, examination, suit, investigation or similar proceeding pending, proposed or threatened with respect to Taxes of the Company and, to the Knowledge of the Sellers and the Shareholders, no basis exists therefore;

(d)           There are no outstanding waivers extending the statutory period of limitation relating to the payment of Taxes due from the Company which are expected to be outstanding as of the Closing Date;

(e)           All Tax Sharing Arrangements and Tax Indemnity Agreements relating to the Company (other than this Agreement) will terminate prior to the Closing Date and the Company will not have any liability thereunder on or after the Closing Date;

(f)            There are no Encumbrances for Taxes upon the assets of the Company except Encumbrances relating to current Taxes not yet due and payable;

(g)           No power of attorney granted by or with respect to the Company relating to Taxes is currently in force;

(h)           All amounts which the Company is required by Law to withhold or to collect on account of Taxes have been duly withheld and collected, and have been remitted to the appropriate Governmental Entity within the time prescribed under applicable law.  To the Knowledge of the Sellers and the Shareholders, the Company has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts owing to any employee, independent contractor, creditor, stockholder or other third party;

(i)            The Company has not prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including, without limitation, positions, elections or methods which would have the effect of deferring income to periods after the Closing Date or accelerating deductions to periods on or prior to the Closing Date);

(j)            No Tax rulings have been requested by the Company;

(k)           The Company does not have any income reportable for a period ending after the Closing Date but attributable to a transaction (e.g., installment sale) or a change in accounting method occurring in or made for a period ending on or prior to the Closing Date which results in a deferred reporting on income from such transaction or from such change in accounting method.  The Sellers have delivered to the Parent and the Purchaser (i) a schedule of the filing dates of all Tax Returns required to be filed by the Company, and (ii) a list of the countries, states, provinces, territories and jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company.  The Company have retained all supporting and backup papers, receipts, spreadsheets and other information necessary for (i) the preparation of all Tax Returns that have not yet been filed, and (ii) the defense of all Tax audits involving taxable periods either ending on or during the six (6) years prior to the Closing Date or from which there are unutilized net operating losses, capital losses or investment tax credit carryovers;

(l)            There are no circumstances existing which could result in the application of section 17, section 78, section 79, or sections 80 to 80.04 of the Tax Act, or any equivalent provision under applicable provincial law, to the Company.  The Company has not claimed nor will it claim any reserve under any provision of the Tax Act or any equivalent provincial provision, if any amount could be included in the income of the Company for any period ending after the Closing Date;

(m)          The Company has not acquired property or services from, or disposed of property or provided services to, a person with whom it does not deal at arm’s length (within the meaning of the Tax Act) for an amount that is other than the fair market value of such property or services, nor has the Company been deemed to have done so for purposes of the Tax Act.  For all transactions between the Company, on the one hand, and any non-resident person with whom the Company was not dealing at arm’s length, for the purposes of the Tax Act, on the other hand, during a taxation year commencing after 1998 and ending on or before the Closing Date, the Company has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.  The Company has not entered into an agreement contemplated by Section 191.3 of the Tax Act; and

(n)           The Company is not subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for income tax purposes in any jurisdiction.

3.10        Material Contracts.  The following shall be deemed to be Material Contracts and identified on Schedule 3.10, and each such Contract was entered into in the ordinary course of business by the Company:

(a)           any Contract for the furnishing of services to or by the Company or otherwise related to the Business under the terms of which the Company:  (A) is likely to pay or otherwise give consideration of more than $50,000 in the aggregate during the calendar years ended December 31, 2006 and December 31, 2007, (B) is likely to pay or otherwise give consideration of more than $50,000 in the aggregate over the remaining term of such Contract or (C) cannot be canceled by the Company without penalty or further payment and without more than thirty (30) days’ notice;

(b)           any Contract that represents a contract upon which the Business is substantially dependent or which is otherwise material to the Business;

(c)           any Contract that limits or restricts the ability of Company to compete or otherwise to conduct its Business in any manner or place;

(d)           any Contract for the engagement, employment, severance or retention of any director, officer, agent, shareholder, consultant or advisor or any other Contract with any director, officer, agent, shareholder, consultant or advisor that does not provide for termination at will by the Company without further cost or liability to the Company as of or at any time after the date of this Agreement;

(e)           any Contract in the nature of a profit sharing, bonus, stock option, stock purchase, pension, deferred compensation or retirement, severance, hospitalization, insurance or other plan or contract providing benefits to any Person or former director, officer, employee, agent, shareholder, consultant or advisor or such Persons’ dependents, beneficiaries or heirs;

(f)            any Contract in an amount exceeding $50,000 or with a value exceeding $50,000 in the nature of an indenture, mortgage, promissory note, loan or credit agreement or other Contract relating to the borrowing of money or a line of credit by or from the Company or to the direct or indirect guaranty or assumption by the Company of obligations of others;

(g)           any Contract for capital expenditures in an amount exceeding $50,000 in any individual case or in the aggregate;

(h)           any Contract that is a joint venture, partnership, or other agreement (however named) involving a sharing of profits, losses, costs, or liabilities involving an amount exceeding $50,000 individually or in the aggregate;

(i)            any Contracts that are leases, rental or occupancy agreements, licenses, installments and conditional sale agreements, and other agreements affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and with terms of less than one (1) year), including but not limited to the lease agreements for the Lease Real Property;

(j)            any Contracts that are licensing agreements or other agreements with respect to patents, trademarks, copyrights, or other Intellectual Property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property;

(k)           any Contracts in an amount exceeding or with a value exceeding $50,000 to which the Company is a party with any Governmental Entity;

(l)            any Contracts between or among the Company and any of the Sellers, the Shareholders, Decca Engineering, Roger Gordon or any Affiliate of any of the Sellers, the Shareholders, Decca Engineering or Roger Gordon; and

(m)          any Contract that was not made in the ordinary course of business, including agreements with:

(i)            consequential or liquidated damages or other indemnity provisions that are not based upon the Company’s negligence in the performance of its services;

(ii)           fitness for purpose warranties or process, efficacy or similar guarantees;

(iii)          lump sum turn key, or similar contract risks or arrangements; or

(iv)          provisions relating to the testing, discovery, removal, remediation or disposal of any Hazardous Substance.

True and complete copies of the Contracts appearing on Schedule 3.10, including all amendments and supplements, have been delivered or made available to the Parent and the Purchaser.  Each Material Contract is valid and legally binding and the Company has duly performed all its obligations thereunder to the extent that such obligations to perform have accrued.  No breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by the Company or, to the Knowledge of the Sellers and the Shareholders, any other party or obligor with respect thereto, has occurred or as a result of this Agreement or performance thereof will occur.  Consummation of the transactions contemplated by this Agreement will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, the Company under any of those agreements to the extent such termination, modification, acceleration or augmentation could be reasonably expected to have a Material Adverse Effect on the Company.

3.11        Personal Property; Title to Property; Leases.

(a)           The Company owns no real property.  Schedule 3.11 accurately identifies all real property leased by the Company (the “Leased Real Property”) and all personal property owned or leased by the Company (collectively, the “Personal Property”).  Each of the Sellers has delivered or made available to the Parent and the Purchaser copies of the lease agreements in the possession of such Seller or the Company and relating to such Leased Real Property or the leased Personal Property by which the Company leased such Leased Real Property or leased Personal Property.

(b)           The Personal Property is free and clear of all Encumbrances.

(c)           The Company owns, leases or has the legal right to use all the properties and assets, including, without limitation, the Intellectual Property, the Leased Real Property and the Personal Property, used or intended to be used in the conduct of the Business or otherwise owned, leased or used by the Companies (all such properties and assets being the “Assets”).

(d)           The Assets constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in the conduct of, the Business as it is currently conducted as of the date hereof.  The Assets are free and clear of all Encumbrances or other third party interests of any nature whatsoever, except (i) those set forth on Schedule 3.11 hereto and (ii) Permitted Encumbrances.

(e)           Immediately following the consummation of the transactions contemplated by this Agreement, the Company will continue to own, or lease, under valid and subsisting Contracts, or otherwise retain its respective interest in the Assets without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or licenses or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement, except for Permitted Encumbrances.  Immediately following the Closing, either the Company shall own and possess all documents, books, records, agreements and financial data of any sort used by the Company in the conduct of the Business.

3.12        Condition and Sufficiency of Tangible Assets.  To the Knowledge of the Sellers and the Shareholders, the buildings, plants, structures, and equipment of the Company are structurally sound, are in good operating condition and repair, except for ordinary wear and tear, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  To the Knowledge of the Sellers and the Shareholders, the building, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

3.13        Licenses, Permits and Authorizations.  The Company and, to the Knowledge of the Sellers and the Shareholders, the Consultants hold all licenses, permits, franchises and other authorizations required by any Governmental Entity that are necessary for the Business as presently conducted or, in the case of such Consultants, to carry out their services for the Company.  Such licenses, permits, franchises and other authorizations of the Company and, to the Knowledge of the Sellers and the Shareholders, the Company’s Consultants are valid and in full force and effect and will remain so upon consummation of the transactions contemplated by this Agreement.  None of the Sellers or the Shareholders Knows of any threatened suspension, cancellation or invalidation of, or challenge to, any such license, permit, franchise or other authorization.

3.14        Intellectual Property.

(a)         To the Knowledge of the Sellers and the Shareholders, the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, domain names, copyrights, and any applications therefor, trade secrets, and computer software programs or applications (collectively, the “Intellectual Property”) that is used in the Business as currently conducted.  Schedule 3.14 sets forth each item of Intellectual Property and lists the owners of all right, title and interest in and to any item of Intellectual Property not solely owned by the Company.  All requisite renewals and affidavits of use have been filed with respect to each of the registrations set forth in Schedule 3.14, and each is presently in full force and effect and each of the trade names and trademarks is valid, and is in good standing and active use and none has been abandoned.

(b)        To the Knowledge of the Sellers and the Shareholders, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of the Company, or any third party patents, trademarks or copyrights, including software (collectively, the “Third Party Intellectual Property Rights”) to the extent licensed by or through the Company, by any third party.

(c)         To the Knowledge of the Sellers and the Shareholders, the Company is not in breach of any license or other agreement relating to the Intellectual Property of the Company or any Third Party Intellectual Property Rights.

(d)        Within the last three (3) years, the Company (i) not has been a party to, or to the Knowledge of the Sellers and the Shareholders, not been notified or advised of, any suit, action or proceeding that involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; or (ii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license agreement involving Intellectual Property against any third party.  To the Knowledge of the Sellers and the Shareholders, the design, development, distribution, marketing, licensing or sale of products or services of the Company does not infringe on any patent, trademark, service mark or copyright of any third party.

(e)         Except where failure to do would not have a Material Adverse Effect on the Company, the Company has secured valid written assignments or work for hire agreements from all consultants and employees who contributed to the creation and development of Intellectual Property of the rights to such contributions that the Company does not already own by operation of law.

(f)         To the Knowledge of the Sellers and the Shareholders, the Company has taken reasonable steps to protect its rights in its confidential information and trade secrets that reasonably require protection.

3.15        Litigation; Compliance with Laws.

(a)         Except as set forth on Schedule 3.15, there is no Action pending or, to the Knowledge of the Sellers and the Shareholders, threatened against or affecting any of the Sellers, the Shareholders, the Company, or any of their respective assets, and there is no basis Known to any such Seller or Shareholder for any such Action.

(b)        Except as disclosed on Schedule 3.15, neither the Sellers, the Shareholders, nor the Company is (i) to the Knowledge of the Sellers and the Shareholders, in violation of any applicable Law or (ii) subject to or in default with respect to any Order to which any of them, or any of their respective properties or assets (owned or used), is subject.  At all times since June 1, 2004, the Company has been in full compliance with each Law that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of its Assets.

(c)         To the Knowledge of the Sellers and the Shareholders, no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by the Company of, or a failure on the part of any of them, to comply with, any Law.

(d)        Except as provided in Schedule 3.15, none of the Sellers, the Shareholders nor the Company has received any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law or (ii) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

3.16        Insurance.

(a)           Schedule 3.16 sets forth the following information with respect to each insurance policy under which the Company has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past year:

(i)            the name, address and telephone number of the agent or broker;

(ii)           the name of the insurer and the names of the principal insured and each named insured; and

(iii)          the policy number, general description of coverage and the period of coverage.

The Company has delivered or made available to the Parent and the Purchaser copies of all such insurance policies.

(b)           Except as set forth in Schedule 3.16, there is no actual, pending, or, to the Knowledge of the Sellers and the Shareholders, threatened claims against the Company that would come within the scope of such coverage listed on Schedule 3.16, nor has any current carrier provided notice to the Company that it intends to terminate any policy or to deny coverage with respect to any claim.  There are no actual, pending or, to the Knowledge of the Sellers and the Shareholders, threatened claims against the Company that would not come within the scope of the insurance coverage of the Company listed in Schedule 3.16.

(c)           The Company has maintained during the past three (3) years and currently maintains (i) insurance on all of the Assets used in connection with the Business of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (ii) adequate insurance protection (subject to the deductible amounts and dollar limits of coverage set forth in Schedule 3.16) against all errors and omissions and other liabilities, claims, and risks, which it is customary and reasonable to insure with respect to the Business.  The Company has not, within the past three (3) years, allowed any insurance policy to lapse for failure to renew or for any other reason.  The Company has not failed to give any notice or present any claim under any insurance policy in due and timely fashion under the applicable insurance policy.

(d)           None of the Sellers or the Shareholders has Knowledge of (i) any proposed material increases in the premiums for insurance or for contributions for worker’s compensation or unemployment insurance applicable to the Company, (ii) any conditions or circumstances applicable to the Business as currently conducted that could reasonably be expected to result in such increase, or (iii) any material decrease in coverage or other policy benefits.  Further, none of the Sellers or the Shareholders has Knowledge that any existing insurer of the Company has denied the Company coverage on any claim or refused to approve any proposed settlement.

3.17        Employee Benefit Plans.  Neither the Company nor any Affiliate of the Company currently maintains, administers, or contributes to, nor has the Company or any Affiliate of the Company maintained, administered, or contributed to, in the last six (6) years, any employee benefit plans, any specified fringe benefit plans, or any other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, or any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract, or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten), or any trust, escrow or other agreement related thereto (collectively, “Benefit Plans”), nor does the Company have any liability, contingent or otherwise, with respect to any Benefit Plan.

3.18        Transactions with Affiliates.  To the Knowledge of the Sellers and the Shareholders, except (i) for employment and benefit arrangements, (ii) arrangements on arm’s length terms in the ordinary course of business and (iii) agreements set forth on Schedule 3.18, no director, officer or Affiliate of the Company or, to the Knowledge of the Sellers and the Shareholders, any Person with whom any such director, officer or Affiliate has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such director, officer or Affiliate owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by all such Persons), has any interest in (a) any Contract with the Company or relating to the Business, including any Contract for or relating to indebtedness of the Company; or (b) any Assets, including Intellectual Property, the Leased Real Property and the Personal Property, used or currently intended to be used in, the Business.

3.19        No Brokers or Finders.  Except as disclosed to the Parent and the Purchaser, no agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of any of the Sellers or the Shareholders, the Company, or any of their respective Affiliates, in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions.

3.20        Accuracy of Information.  To the Knowledge of the Sellers and the Shareholders, none of the information supplied in writing by or on behalf any of the Sellers or the Shareholders or the  Company, to the Parent and the Purchaser or their Representatives in connection with the transactions contemplated in this Agreement, this Agreement or the negotiations leading up to this Agreement contain, or at the respective times such information was delivered, contained any untrue statement of a material fact, or omit or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

3.21        Receivables; Payables.

(a)           All receivables of the Company since January 1, 2007, including “work in process” inventory and accrued and unbilled revenues, represent actual revenues invoiced or expected to be invoiced in the ordinary course of business, and are, or when invoiced, will be, fully collectible net of any reserves.  The Sellers have delivered to the Parent and the Purchaser a complete and accurate aging list of all receivables of the Company.  None of the receivables of the Company are subject to assignments, pledges, liens or other interests of third parties nor are they subject to any counterclaim or set-off, other than a security interest held by Toronto-Dominion as security for the performance of the Company’s obligations under its credit facilities.

(b)           The trade accounts payable of the Company are not greater than the trade accounts payable set forth in the December 2006 Balance Sheet.

(c)           All 2006 Receivables not paid to the Company prior to the Closing Date:

(i)            were included in the calculation of the Management Bonus, whether reflected on the December 2006 Balance Sheet or otherwise;

(ii)           represent actual revenues invoiced in the ordinary course of business,; and

(iii)          are, or when invoiced will be, fully collectible net of any reserves shown on the December 2006 Balance Sheet (which reserves are adequate and were calculated on a basis consistent with the Company Financial Statements and past practices).

(d)           None of the 2006 Receivables are subject to assignments, pledges, liens or other interests of third parties nor are they subject to any counterclaim or set-off other than a security interest held by Toronto-Dominion as security for the performance of the Company’s obligations under its credit facilities.

3.22        Environmental.

(a)           Except as set forth in Schedule 3.22, to the Sellers’ and the Shareholders’ Knowledge, the Assets and the Company are free of any Environmental Defects, except as would not reasonably be expected to have a Material Adverse Effect on the Company or the Assets.

(b)           With respect to the Assets, except as set forth in Schedule 3.22, the Company has not entered into, or is subject to, any agreements, consents, orders, decrees, judgments or other directives of Governmental Entities in existence at this time based on any Environmental Laws.

(c)           Except as set forth in Schedule 3.22, to the Sellers’ and the Shareholders’ Knowledge, the Company has not received written notice from any Person of, and no investigation or written claim is pending regarding, any Release, disposal, event, condition, circumstance, activity, practice or incident concerning the Company, the Assets, the Company’s current or prior operations or any land, facility, asset or property currently or formerly owned or leased by the Company and alleging either (i) a violation of Environmental Law, including common law, or (ii) obligations, including remediation or other liabilities under Environmental Law, except, in the case of either clause (i) or (ii) hereof, as would not reasonably be expected to have a Material Adverse Effect on the Company or the Assets.

(d)           Except as set out in Schedule 3.22, (i) the operation of the Business, the property and assets owned or used by the Corporation and the use, maintenance and operation thereof have been and are in compliance with all Environmental Laws, (ii) the Company has complied with all reporting and monitoring requirements under all Environmental Laws, and (iii) the Company has, at all times, used, generated, treated, stored, transported, disposed of or otherwise handled its Hazardous Substances in compliance with all Environmental Laws and all licenses, permits or other authorizations granted to the Company under Environmental Laws.

(e)           Except as set forth in Schedule 3.22, to the Sellers’ and the Shareholders’ Knowledge, there has been no Release on or from the Assets or on or from any property currently or formerly owned, leased, or operated by the Company of any Hazardous Materials in any substantial amount or concentration that is reasonably likely to have a Material Adverse Effect on the Company or the Assets.

(f)            Except as set forth in Schedule 3.22, the Company, or, to the Sellers’ and the Shareholders’ Knowledge, an operator of the Assets, holds those licenses, permits, or other authorizations necessary under Environmental Laws to carry on operations connected with the Assets to the extent of and as currently conducted, except where the failure to obtain such licenses, permits, or other authorizations could not reasonably be expect to have a Material Adverse Effect on any of the Company or the Assets.

3.23        Restrictions on Business Activities.  There is no agreement, judgment, injunction, order or decree binding upon the Company that has, or could reasonably be expected to have, the effect of prohibiting or materially impairing the conduct of the Business as presently conducted.

3.24        Internal Controls.  The Company maintains a system of internal controls sufficient to provide reasonable assurances that:

(a)         transactions are executed in accordance with management’s general or specific authorization;

(b)        transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and (2) to maintain accountability for assets; and

(c)         access to proprietary assets is permitted only in accordance with management’s general or specific authorization.

3.25        Absence of Certain Payments.  None of the Sellers, the Shareholders, the Company, nor, to the Knowledge of the Sellers and the Shareholders, any director, officer, agent, employee, consultant or Affiliate of any of them, has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to government officials or employees from corporate funds, or established or maintained any unlawful or unrecorded funds.

3.26        Bank Accounts.  Schedule 3.26 sets forth an accurate list of each bank, trust company, savings institution or other financial institution with which the Company has an account or safe deposit box and the names and identification of all Persons authorized to draw thereon or to have access thereto, and sets forth the names of each Person holding powers of attorney or agency authority from the Company and a summary of the terms thereof.

3.27        Sellers’ Investment Representations.  Each of the Sellers has made representations and warranties contained in the Subscription Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND THE PARENT

The Parent and the Purchaser, jointly and severally, represent and warrant to the Sellers as follows:

4.1          Organization and Authority.

(a)           The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and the execution, delivery and performance of this Agreement by the Parent and the consummation by the Parent of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Parent.  The Parent Shares to be issued to the Sellers as part of the Purchase Price have been duly authorized by all necessary corporate action on the part of the Parent and, upon the Purchaser’s receipt of all of the Stock from the Sellers, will be validly issued, fully paid and nonassessable.  This Agreement has been duly executed and delivered by the Parent, and assuming due authorization, execution and delivery by the Sellers, the Shareholders and the Purchaser this Agreement constitutes a valid and binding obligation of the Parent enforceable against the Parent in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws, or by equitable principles relating to the rights of creditors generally.

(b)           The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of Alberta and the execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser.  This Agreement has been duly executed and delivered by the Purchaser, and assuming due authorization, execution and delivery by the Sellers, the Shareholders and the Parent this Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws, or by equitable principles relating to the rights of creditors generally.

4.2          No Conflict; Governmental Consents.

(a)         The execution, delivery and performance of this Agreement by the Parent or the Purchaser does not and will not (i) violate, conflict with or result in the breach of any provision of the articles or bylaws of the Parent or the Purchaser, (ii) conflict with or violate in any material respect any Law or Order applicable to the Parent or the Purchaser, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Parent or the Purchaser pursuant to, any note, bond, mortgage, indenture, license, permit, lease, sublease or other material contract, agreement, or instrument or arrangement to which the Parent or the Purchaser is a party or by which any of their assets or properties is bound or affected, except for conflicts or violations which would not have a material adverse effect on the ability of the Parent or the Purchaser to consummate the transactions contemplated by this Agreement.

(b)        The execution, delivery and performance of this Agreement by the Parent and the Purchaser does not and will not require any Approval or Order of any Governmental Entity.

4.3           Financial Statements.

(a)           The Parent has delivered or made available to the Sellers true, correct and complete copies of the Parent Financial Statements.  The Parent Financial Statements have been prepared in conformity with GAAP applied on a consistent basis.  The statements of operations and cash flow of the Parent present fairly in all material respects the respective results of operations and cash flows of the Purchaser for the respective periods covered, and the balance sheets of the Parent present fairly in all material respects the respective financial condition of the Parent as of their respective dates.  Since the date of the Parent Interim Balance Sheet, there has been no change in any of the significant accounting policies, practices or procedures of the Parent.

(b)           The Parent has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise), except for liabilities or obligations reflected or reserved against the Parent Interim Balance Sheet, current liabilities incurred in the ordinary course of business and consistent with past practice since September 30, 2006 and liabilities that would not be reasonably expected to result in a Material Adverse Effect on the Parent.

(c)           Since the date of the Parent Interim Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Parent, and no event has occurred or circumstance exists that may result in such a material adverse change.

4.4           No Brokers or Finders.  No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of the Parent, the Purchaser or their Affiliates, in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions.

4.5           Parent SEC Documents.

(a)         The Parent has made available to the Sellers a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Parent with the

SEC since January 1, 2004 (the “Parent SEC Documents”), including the Parent’s 2005 Form 10-KSB, which are all the documents (other than preliminary documents) that the Parent was required to file with the SEC since January 1, 2004.  As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained as of their respective dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)        The financial statements of the Parent included in the Parent SEC Documents, including the notes and schedules thereto, complied as to form in all material respects with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulations S-X of the SEC) and fairly present the consolidated financial position of the Parent and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Parent and its consolidated Subsidiaries for the periods presented therein in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) applied on a consistent basis during the periods presented.

(c)         No Material Adverse Effect with respect to the Parent has occurred since the date of the Parent’s Form 10-QSB for the nine (9) month period ended September 30, 2006 (the “September 2006 Form 10-QSB”).

4.6           Authorization; Enforceability.  The execution, delivery and performance of this Agreement by the Parent and the Purchaser and the consummation by the Parent and the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of each of the Parent and the Purchaser.  This Agreement has been duly executed and delivered by the Parent and the Purchaser and assuming due authorization, execution and delivery by the Sellers and the Shareholders, this Agreement constitutes a valid and binding obligation of the Parent and the Purchaser enforceable against each the Parent and the Purchaser in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws, or by equitable principles relating to the rights of creditors generally.

4.7           Absence of Certain Changes or Events.  Except as set forth in Schedule 4.7 (with subsection references corresponding to those set forth below) or as disclosed in the Parent SEC Documents, since the date of the September 2006 Form 10-QSB, the Parent  has operated its business only in the ordinary course and consistent with past practice.  As amplification and not limitation of the foregoing, since the date of the September 2006 Form 10-QSB, except as described on Schedule 4.7,  there has not been:

(a)           the occurrence of any event that might reasonably be deemed to have a Material Adverse Effect on the Parent;

(b)           to the Knowledge of the Parent and the Purchaser, any damage, destruction or loss, whether covered by insurance or not, adversely affecting the Parent’s properties or businesses which might reasonably be expected to result in a Material Adverse Effect on the Parent;

(c)           any entry into a consulting, employment or severance agreement or any understanding for payments to any consultant, employee or former consultant or employee of the Parent which might reasonably be expected to result in a Material Adverse Effect on the Parent;

(d)           any material increase in compensation or benefits expense to the Parent, any increase in the compensation or other benefits payable or to become payable by the Parent to its directors, officers, consultants or employees or any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any of its directors, officers, consultants or employees, other than the items disclosed on Schedule 4.7 or in the Parent SEC Documents;

(e)           any entry into any transaction with any director, officer, shareholder or Affiliate of the Parent that is either not in the ordinary course of business, or on terms less favorable to the Parent than those that would have been obtained in a comparable transaction by the Parent with an unrelated Person; or

(f)            to the Knowledge of the Parent and the Purchaser, any agreement, whether oral or written, to do any of the foregoing.

4.8          Taxes.  The Parent has duly filed when due, including any extensions, all Tax Returns in connection with and in respect of its business, its assets and employees, and have timely paid and discharged all Taxes shown thereon.  The Parent has not received notice of any Tax deficiency outstanding, proposed or assessed against or allocable to the Parent, nor has the Parent executed any waiver of any statute of limitation on the assessment or collection of any tax or executed or filed with the IRS or any other Governmental Entity any agreement now in effect extending the period for assessment or collection of any Taxes against the Parent.  There is no proposed assessment and no audit, claim, action, proceedings, examination, suit, investigation or similar proceeding pending, proposed or threatened with respect to Taxes of the Parent and, to the Knowledge of the Parent and the Purchaser, no basis exists therefore.

4.9          Intellectual Property.

(a)         To the Knowledge of the Parent and the Purchaser, the Parent owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, domain names, copyrights, and any applications therefor, trade secrets, and computer software programs or applications (collectively, the “Parent Intellectual Property”) that is used in its business as currently conducted.  All requisite renewals and affidavits of use have been filed with respect to each of the registrations for the Parent Intellectual Property (where applicable), and each is presently in full force and effect and each of the trade names and trademarks is valid, and is in good standing and active use and none has been abandoned.

(b)        To the Knowledge of the Parent and the Purchaser, there is no unauthorized use, disclosure, infringement or misappropriation of any Parent Intellectual Property rights of the Parent, or any Third Party Intellectual Property Rights to the extent licensed by or through the Parent, by any third party.

(c)         To the Knowledge of the Parent and the Purchaser, the Parent is not in breach of any license or other agreement relating to the Parent Intellectual Property of the Parent or any Third Party Intellectual Property Rights.

(d)        Within the last three (3) years, the Parent (i) not has been a party to, or to the Knowledge of the Parent and the Purchaser, not been notified or advised of, any suit, action or proceeding that involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; or (ii) has not brought any action, suit or proceeding for infringement of Parent Intellectual Property or breach of any license agreement involving Parent Intellectual Property against any third party.  The design, development, distribution, marketing, licensing or sale of products or services of the Parent does not infringe on any patent, trademark, service mark or copyright of any third party.

(e)         To the Knowledge of the Parent and the Purchaser, the Parent has secured valid written assignments or work for hire agreements from all consultants and employees who contributed to the creation and development of Parent Intellectual Property of the rights to such contributions that the Parent does not already own by operation of law.

(f)         To the Knowledge of the Parent and the Purchaser, the Parent has taken reasonable steps to protect its rights in its confidential information and trade secrets that reasonably require protection.

4.10        Litigation; Compliance with Laws.

(a)         Except as set forth on Schedule 4.10 or the Parent SEC Documents, there is no Action pending or, to the Knowledge of the Parent and the Purchaser, threatened against or affecting the Parent or the Purchaser or any of their respective assets, and there is no basis Known to the Parent and the Purchaser for any such Action.

(b)        Except as disclosed on Schedule 4.10 or the Parent SEC Documents, the Parent  and the Purchaser are not (i) to the Knowledge of the Parent and the Purchaser, in violation of any applicable Law or (ii) subject to or in default with respect to any Order to which any of them, or any of their respective properties or assets (owned or used), is subject.  To the Knowledge of the Parent and the Purchaser, at all times since January 1, 2006, the Parent has been in full compliance with each Law that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets.

(c)         To the Knowledge of the Parent and the Purchaser, no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by the Parent or the Purchaser of, or a failure on the part of it, to comply with, any Law.

Except as provided in Schedule 4.10 or the Parent SEC Documents, the Parent and the Purchaser have not received any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law or (ii) any actual, alleged, possible, or potential obligation on the part of the Parent or the Purchaser to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

4.11        Insurance.

(a)           Except as set forth in Schedule 4.11 or in the Parent SEC Documents, there is no actual, pending, or, to the Knowledge of the Parent and the Purchaser, threatened claims against the Parent that would come within the scope of the Parent’s insurance coverage, nor has any current carrier provided notice to the Parent that it intends to terminate any policy or to deny coverage with respect to any claim.  There are no actual, pending or, to the Knowledge of the

Parent and the Purchaser, threatened claims against the Parent that would not come within the scope of the insurance coverage of the Parent.

(b)           The Parent has maintained during the past three (3) years and currently maintains (i) insurance on all of the Assets used in connection with its business of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (ii) adequate insurance protection (subject to applicable deductible amounts and dollar limits of such coverage) against all errors and omissions and other liabilities, claims, and risks, which it is customary and reasonable to insure with respect to the Parent’s business.  The Parent has not, within the past three (3) years, allowed any insurance policy to lapse for failure to renew or for any other reason.  The Parent has not failed to give any notice or present any claim under any insurance policy in due and timely fashion under the applicable insurance policy.

4.12        Restrictions on Business Activities.  There is no agreement, judgment, injunction, order or decree binding upon the Parent or the Purchaser that has, or could reasonably be expected to have, the effect of prohibiting or materially impairing the conduct of its business as presently conducted.

4.13        Internal Controls.  The Parent maintains a system of internal controls sufficient to provide reasonable assurances that:

(a)         transactions are executed in accordance with management’s general or specific authorization;

(b)        transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and (2) to maintain accountability for assets; and

(c)         access to proprietary assets is permitted only in accordance with management’s general or specific authorization.

4.14        U.S. Environmental Laws

(a)         To the Knowledge of the Parent and the Purchaser, the Parent’s operations are compliant with U.S. Environmental Laws in all material respects.

(b)        Neither the Parent, nor any of its Subsidiaries has entered into, or is subject to, any agreements, consents, orders, decrees, judgments or other directives of Governmental Entities in existence at this time based on any U.S. Environmental Laws.

(c)         To the Knowledge of the Parent and the Purchaser, neither the Parent, nor any of its Subsidiaries has received written notice from any Person of, and no investigation or written claim is pending regarding, any Release, disposal, event, condition, circumstance, activity, practice or incident concerning the Parent, any of its Subsidiaries, or its or their prior operations or any land, facility, asset or property currently or formerly owned or leased by any of the Parent or its Subsidiaries and alleging either (i) a violation of U.S. Environmental Law, including common law, or (ii) obligations, including remediation or other liabilities under Environmental Law.

4.15        Benefit Plans

.  The Parent does not maintain or contribute to any multi-employer plan (as defined in Section 3(37) of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA) that is subject to the minimum funding requirements of Section 412 of the Internal Revenue Code of 1986, as amended.

4.16        Accuracy of Information

.  To the Knowledge of the Parent and the Purchaser, none of the information supplied in writing by or on behalf of the Parent to the Sellers, the Shareholders or their respective Representatives in connection with the transactions contemplated in this Agreement, this Agreement or the negotiations leading up to this Agreement contain, or at the respective times such information was delivered, contained any untrue statement of a material fact, or omit or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

ARTICLE V
COVENANTS OF THE SELLERS AND THE SHAREHOLDERS PRIOR TO CLOSING DATE

5.1          Access and Investigation.  Between the date of this Agreement and the Closing Date, the Sellers and the Shareholders will, and will cause the Company to, (a) afford the Parent, the Purchaser and their Representatives and prospective lenders and their Representatives (collectively, the “Parent/Purchaser’s Advisors”) full and free access to the Company’s personnel, properties, contracts, books and records, and other documents and data; (b) furnish the Parent and the Purchaser and the Parent/Purchaser’s Advisors with copies of all such contracts, books and records, and other existing documents and data as the Parent or the Purchaser may reasonably request; and (c) furnish the Parent or the Purchaser and the Parent/Purchaser’s Advisors with such additional financial, operating, and other data and information as the Parent or the Purchaser may reasonably request.

5.2          Operation of the Business of the Company prior to the Closing Date.  Between the date of this Agreement and the Closing Date, the Sellers and the Shareholders will, and will cause the Company to,:

(a)         conduct the business of the Company only in the ordinary course of business consistent with past practice;

(b)           use their commercially reasonable efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, consultants, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, consultants, employees, agents, and others having business relationships with the Company;

(c)           confer with the Parent concerning operational matters of a material nature; and

(d)           otherwise report periodically to the Parent concerning the status of the business, operations, and finances of the Company.

Without limiting the generality of the foregoing, from the date of this Agreement until the Closing or a termination of this Agreement, and except as contemplated by this Agreement, the Company shall, and the Sellers and the Shareholders shall cause the Company to,:

(a)           not adopt or propose any change in the Company’s Articles of Incorporation or Bylaws or other organizational documents;

(b)           not enter into or amend any consulting agreements (oral or written) or increase the compensation payable or to become payable by the Company to any of its officers, directors or consultants or adopt or amend any employee benefit plan or arrangement (oral or written);

(c)           not issue any Stock;

(d)           not terminate any existing directors and officers or similar liability insurance and not modify or reduce the coverage thereunder;

(e)           not pay any dividend or make any other distribution to holders of Stock except in accordance with Section 2.3;

(f)            not, directly or indirectly, dispose of or acquire any properties or assets of the Company except in the ordinary course of business consistent with past practice;

(g)           not incur any additional indebtedness for borrowed money except pursuant to existing arrangements which have been disclosed to the Parent prior to the date hereof;

(h)           not (i) change accounting methods; (ii) amend or terminate any contract, agreement or license to which they are a party (except pursuant to arrangements previously disclosed in writing to the Parent or disclosed in the Disclosure Schedules hereto) except those amended or terminated in the ordinary course of business consistent with past practice; (iii) lend any amount to any Person, other than advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice; (iv) enter into any guarantee or suretyship for any obligation except for the endorsements of checks and other negotiable instruments in ordinary course of business consistent with past practice; (v) waive or release any material right or claim; (vi) agree to any audit assessment by any Tax authority or file any federal or province income or franchise Tax return unless copies of such returns have been delivered to the Parent for its review prior to such agreement or filing; and (vii) terminate the services of any key consultant or officer; and

(i)            not, directly or indirectly, agree or commit to do any of the foregoing.

The parties agree that if the Company pays any cash or other dividend or distribution to the Sellers or the Shareholders or any other third party prior to the Closing in violation of this Section 5.2, then the Cash Portion of the Purchase Price will be reduced by the amount of such dividend or distribution.  Payment of amounts required to satisfy the Company’s obligations under the DE Purchase Agreement and the Company’s purchase and redemption of 33 1/3% of the Stock from Decca Engineering and issuance of the Receivables Note prior to the Closing are not violations of this Section 5.2.

5.3           Required Approvals.  As promptly as practicable after the date of this Agreement, the Sellers and the Shareholders will, and will cause the Company to, make all filings required by Law to be made by the Company, the Sellers or the Shareholders in order to consummate the transactions contemplated herein.  Between the date of this Agreement and the Closing Date, the Sellers and the Shareholders will, and will cause the Company to, (a) cooperate with the Parent with respect to all filings that the Parent elects to make or is required by Law to make in connection with the transactions contemplated herein; and (b) cooperate with the Parent in obtaining all consents required for the consummation of the transactions contemplated herein.

5.4           Notification.  Between the date of this Agreement and the Closing Date, each Seller and Shareholder will promptly notify the Parent in writing if such Seller or Shareholder or the Company becomes aware of any fact or condition that causes or constitutes a breach of any of the Sellers’ or the Shareholders’ representations and warranties as of the date of this Agreement, or if such Seller or Shareholder or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  Should any such fact or condition require any change in the Disclosure Schedules if the Disclosure Schedules were dated the date of the occurrence or discovery of any such fact or condition, the Sellers and the Shareholders will promptly deliver to the Parent a supplement to the Disclosure Schedules specifying such change.  All such supplements to the Disclosure Schedules delivered by the Sellers and the Shareholders prior to the Closing Date shall not prevent or cure any misrepresentation or breach of warranty of the Sellers or the Shareholders.  During the same period, each Seller and Shareholder will promptly notify the Parent of the occurrence of any breach of any covenant of the Sellers the Shareholders or the Company in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

5.5           No Negotiations.  Until such time, if any, as this Agreement is terminated pursuant to Article VIII, the Sellers and the Shareholders will not, and will cause the Company and each of its Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, consider the merits of, or enter into any agreement with respect to any unsolicited inquiries or proposals from, any Person (other than the Parent) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business consistent with past practice) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.  The Sellers and the Shareholders shall promptly advise the Parent orally and in writing of any proposal for such transaction or any inquiry with respect to or that could lead to any proposal for such a transaction (including the financing for such proposal and a copy of such documents conveying such proposal), the material terms and conditions of such inquiry or proposal and the identity of the person making any such proposal or inquiry.  The Sellers and the Shareholders agree to keep the Parent fully informed of the status and details of any such proposal or inquiry.

ARTICLE VI
COVENANTS OF THE PARENT AND THE PURCHASER PRIOR TO THE CLOSING DATE

As promptly as practicable after the date of this Agreement, the Parent and the Purchaser will make all filings required by Law to be made by the Parent or the Purchaser in order to consummate the transactions contemplated herein.  Between the date of this Agreement and the Closing Date, the Parent and the Purchaser will (a) cooperate with the Sellers and the Shareholders with respect to all filings that the Sellers or the Shareholders elect to make or is required by Law to make in connection with the transactions contemplated herein; (b) cooperate with the Sellers and the Shareholders in obtaining all consents required for the consummation of the transactions contemplated herein; and (c) cooperate with the Shareholders to ensure that all personal guarantees provided by the Shareholders which guarantee the payment and performance of the Company under its banking arrangements with Toronto-Dominion are released as soon as reasonably practicable following the Closing Date.

ARTICLE VII
CONDITIONS PRECEDENT

7.1           Conditions Precedent to the Parent’s and the Purchaser’s Obligation to Close.  The Purchaser’s obligation to purchase all of the Stock and the Parent’s and the Purchaser’s obligations to take the other actions required to be taken by the Parent and the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Parent and the Purchaser, in whole or in part):

(a)         Accuracy of Representations.

(i)            All of the Sellers’ and the Shareholders’ representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedules.

(ii)           Each of the Sellers’ and the Shareholders’ representations and warranties in Sections 3.2, 3.3 and 3.6 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedules.

(iii)          The Parent and the Purchaser shall have received a certificate signed on behalf of each Seller by the Chief Executive Officer of each Seller and each Shareholder the effect set forth in this Section 7.1(a).

(b)           Sellers’ and Shareholders’ Performance.

(i)            All of the covenants and obligations that the Sellers and the Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all respects and the Parent and the Purchaser shall have received a certificate signed on behalf of each Seller by the Chief Executive Officer of each Seller and each Shareholder to such effect.

(ii)           Each document required to be delivered pursuant to Section 2.6 must have been delivered.

(c)           Consents.  Each of the consents identified in Sections 2.6(b) and (m) must have been obtained and must be in full force and effect.

(d)           No Actions.  Since the date of this Agreement, there must not have been commenced or threatened against the Parent or the Purchaser, or against any Person affiliated with the Parent or the Purchaser, any Action (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated herein, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated herein.

(e)           No Claim Regarding Stock Ownership or Sale Proceeds.  There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for all of the Stock.

(f)            No Prohibition.  Neither the consummation nor the performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause the Parent or the Purchaser or any Person affiliated with the Parent or the Purchaser to suffer any material adverse consequence under, (a) any applicable Law or Order, or (b) any Law or Order that has been published, introduced, or otherwise proposed by or before any Governmental Entity.

(g)           Absence of Material Changes.  Since the date hereof, there shall not have occurred any event, circumstance or fact that has resulted in, or which is reasonably likely to result in, the occurrence of any material adverse change with respect to the Company, its assets or business, whether individually or taken as a whole.

(h)           Parent Board Approval.  The Board of Directors of the Parent shall have approved the transactions contemplated herein, including but not limited to the issuance of the Stock Portion of the Purchase Price to the Sellers.

(i)            Financing.  The Parent and the Purchaser shall have obtained satisfactory financing of the Purchase Price as determined by the Parent and the Purchaser in their sole discretion.

(j)            Due Diligence.  The Parent and the Purchaser shall have completed their due diligence investigation of the Company and the results of which shall be satisfactory to the Parent and the Purchaser in their sole discretion.

(k)           Delivery of Schedules.  The Sellers shall have delivered to the Parent and the Purchaser each of the Schedules described in Article I or Article III of this Agreement, and the Parent and the Purchaser shall have determined that the form of such Schedules and the information disclosed therein are acceptable to the Parent and the Purchaser, in their sole discretion.

7.2     Conditions Precedent to the Sellers’ and the Shareholders’ Obligation to Close.  The Sellers’ obligation to sell all of the Stock and the Sellers’ and the Shareholders’ obligations to take the other actions required to be taken by the Sellers and the Shareholders at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Sellers or the Shareholders, in whole or in part):

(a)         Accuracy of Representations.

(i)            All of the Parent’s and the Purchaser’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

(ii)           The Sellers and the Shareholders shall have received a certificate signed on behalf of the Parent and the Purchaser by the Chief Executive Officer of the Parent and the Purchaser, respectively, to the effect set forth in this Section 7.2(a).

(b)           Performance.

(i)            All of the covenants and obligations that the Parent and the Purchaser are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all respects and the Sellers and the Shareholders shall have received a certificate signed on behalf of the Parent and the Purchaser by the Chief Executive Officer of the Parent and the Purchaser, respectively, to such effect.

(ii)           Each document required to be delivered pursuant to Section 2.7 must have been delivered.

(c)           No Injunction.  There must not be in effect any Law or any injunction or other Order that (a) prohibits the sale of the shares of Stock by the Sellers to the Purchaser, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

(d)           Delivery of Schedules.  The Parent and the Purchaser shall have delivered to the Sellers the Disclosure Schedules described in Article IV of this Agreement and the Sellers shall have determined that the form of such Schedules and the information disclosed therein are acceptable to the Sellers in their sole discretion.

ARTICLE VIII
TERMINATION

8.1   Termination Events.  This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)           by either the Parent and the Purchaser or the Sellers and the Shareholders if a material breach of any provision of this Agreement has been committed by the other party(ies) and such breach has not been waived;

(b)           by the Parent and the Purchaser if any of the conditions in Section 7.1 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Parent or the Purchaser to comply with its obligations under this Agreement) and the Parent and the Purchaser have not waived such condition on or before the Closing Date;

(c)           by the Sellers and the Shareholders, if any of the conditions in Section 7.2 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Sellers, the Shareholders or the Company to comply with their obligations under this Agreement) and the Sellers and the Shareholders have not waived such condition on or before the Closing Date;

(d)           by mutual consent of the Parent, the Purchaser, the Sellers and the Shareholders; or

(e)           by either the Parent and the Purchaser or the Sellers and the Shareholders if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 2, 2007, or such later date as the parties may agree upon.

                8.2          Effect of Termination.  Each party’s right of termination under Section 8.1 is in addition to any other rights it or he may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 12.16 and 12.17 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party(ies) or because one or more of the conditions to the terminating party(ies)’s obligations under this Agreement is not satisfied as a result of the other party(ies)’s failure to comply with its obligations under this Agreement, the terminating party(ies)’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE IX
TAX MATTERS

9.1          Liability for Transaction Taxes.  Each of the Sellers shall pay any real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement, and shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure.  Each party hereto shall execute and deliver all instruments and certificates necessary to enable the other party or parties to comply with the foregoing.  Notwithstanding the foregoing, the Purchaser shall pay any goods and services taxes applicable to the purchase of the Stock by the Purchaser hereunder.

ARTICLE X
INDEMNIFICATION

                10.1        Obligations of Sellers and Shareholders.  The Sellers and the Shareholders (each a “Seller/Shareholder Indemnifying Party” and collectively, the “Seller/Shareholder Indemnifying Parties”), jointly and severally, agree to indemnify and hold harmless the Parent, the Purchaser, the Company and their respective directors, officers, agents, managers, employees, representatives and Affiliates and their successors and assigns (each a “Parent/Purchaser Indemnified Party”) from and against any and all Losses of the Parent/Purchaser Indemnified Parties, directly or indirectly, as a result of, or based upon or arising from:

(a)         the breach of any representation or warranty made by any of the Sellers or the Shareholders contained in this Agreement;

(b)        the breach of any covenant or agreement by any Seller or any Shareholder or the Company contained in this Agreement;

(c)         the ownership of the Stock prior to the Closing Date, including but not limited to any claims from Decca Engineering, Roger Gordon or their Affiliates;

(d)        the ownership, management or use of the Assets and the operation of the Business, all as prior to the Closing Date;

(e)           the purchase and redemption of 33 1/3% of the Stock from Decca Engineering; or

(f)            any and all Taxes (i) in respect of any taxation year or period ending prior to the Closing Date at such time as the Company, the Purchaser or the Parent receives an assessment, reassessment or other form of recognized document assessing liability for such Taxes; and (ii) in the case of any taxation year or period beginning before and ending on or after the Closing Date, the Taxes attributable to the portion of that year or period ending on December 31, 2006.

                10.2        Obligations of the Parent and the Purchaser.  The Parent and the Purchaser (each a “Parent/Purchaser Indemnifying Party” and collectively, the “Parent/Purchaser Indemnifying Parties”), jointly and severally, agree to indemnify and hold harmless each of the Sellers and the Shareholders and their respective directors, officers, agents, managers, employees, representatives and Affiliates and their successors and assigns (each a “Seller/Shareholder Indemnified Party”) from and against any and all Losses of the Seller/Shareholder Indemnified Parties, directly or indirectly, as a result of, or based upon or arising from:

(a)         the breach of any representation or warranty made by the Parent or the Purchaser contained in this Agreement;

(b)        the breach of any covenant or agreement by the Parent or the Purchaser contained in this Agreement; and

(c)         the ownership, management or use of the Assets and the operation of the Business, all as after the Closing Date, unless and to the extent that such Losses arise solely from any action or inaction of any Seller or any Shareholder or any of their Affiliates after the Closing Date.

                10.3        Procedure.  A Seller/Shareholder Indemnified Party or a Parent/Purchaser Indemnified Party (each, an “Indemnified Party”) shall give the Parent/Purchaser Indemnifying Party or the Seller/Shareholder Indemnifying Party (each, an “Indemnifying Party”), as applicable, notice (a “Claim Notice”) of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (a “Claim”), within sixty (60) days of such determination; provided, however, that any failure of the Indemnified Party to provide such Claim Notice shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party  from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article X.  Upon receipt of the Claim Notice, the Indemnifying Party shall be entitled to assume and control the defense of such Claim at its expense if it gives notice of its intention to do so to the Indemnified Party within five (5) Business Days of the receipt of such Claim Notice from the Indemnified Party; provided, however, that (i) Indemnified Party must approve of the selection of legal counsel by Indemnifying Party, which approval shall not be unreasonably withheld or delayed and (ii) if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party, in its sole and absolute discretion, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party.  In the event the Indemnifying Party exercises the right to undertake any such defense against any such Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.  No such Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld so long as (a) there is no payment or other consideration required of the Indemnified Party and (b) such settlement does not require or otherwise involve any restrictions on the conduct of business by the Indemnified Party.

                10.4        Survival.

(a)         The representations and warranties of the Sellers, the Shareholders, the Parent and the Purchaser contained in this Agreement, including the Exhibits and the Disclosure Schedules to this Agreement, shall survive the Closing until the third (3rd) anniversary of the Closing Date; provided, however, that the representations and warranties in Section 3.2 (Capitalization), Section 3.3 (Stock Ownership by Sellers), Section 3.4 (Authorization; Enforceability), Section 3.17 (Employee Benefit Plans), Section 3.21(c) (Receivables; Payables), Section 3.22 (Environmental), and the second sentence of Section 4.1(a) (Organization and Authority of the Parent and the Purchaser) shall survive the Closing indefinitely; provided further that the representations and warranties in Section 3.9 (Taxes), Section 4.8 (Taxes) and the covenants and agreements in Article IX (Tax Matters) shall survive until sixty (60) days after the expiration of the statute of limitations period or periods legally applicable to them.  Neither the period of survival nor the liability of the Sellers or the Shareholders or the Parent or the Purchaser with respect to the Sellers’ or the Shareholders’ or the Parent’s or the Purchaser’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Parent or the Purchaser or the Sellers or the Shareholders, respectively.  An Indemnifying Party is not required to make any indemnification payment hereunder unless a Claim is initiated prior to expiration of the survival period set forth in this Section 10.4(a), except with respect to claims based on fraud committed by the Indemnifying Party.

(b)        Any matter as to which a Claim has been asserted by a Claim Notice to the other party that is pending or unresolved at the end of any applicable limitation period shall continue to be covered by this Article X notwithstanding any applicable statute of limitations (which the parties hereby waive) until such matter is finally terminated or otherwise resolved by the parties under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

                10.5        Notice by Indemnifying Party.  The Indemnifying Party agrees to notify the Indemnified Party of any liabilities, claims or misrepresentations, breaches or other matters covered by this Article X upon discovery or receipt of notice thereof (other than such claims from the Indemnified Party).

                10.6        Indemnity Threshold and Cap.

(a)         The Sellers and the Shareholders shall not have any liability to any Parent/Purchaser Indemnified Party with respect to Losses arising out of any of the matters referred to in Section 10.1, except with respect to Claims based on fraud committed by the Sellers, the Shareholders or the Company, until such time as the amount of all such liability shall collectively exceed $150,000 (the “Threshold”), whereupon the Losses exceeding the Threshold shall be payable by the Sellers and the Shareholders.  Also, in no event shall the Sellers’ and the Shareholders’ aggregate liability to any Indemnified Party under Section 10.1 exceed the aggregate Purchase Price plus the original principal amount of the Receivables Note, except with respect to Claims based on (i) fraud committed by any of the Sellers, the Shareholders or the Company or (i) the breach of any representations and warranties in Section 3.2 (Capitalization),

Section 3.3 (Stock Ownership by Sellers), Section 3.4 (Authorization; Enforceability), Section 3.9 (Taxes), Section 3.17 (Employee Benefit Plans) and Section 3.22 (Environmental).

(b)         The Parent and the Purchaser shall not have any liability to any Seller/Shareholder Indemnified Party with respect to Losses arising out of any of the matters referred to in Section 10.2, except with respect to Claims based on fraud committed by the Parent or the Purchaser, until such time as the amount of all such liability shall collectively exceed the Threshold, whereupon the Losses exceeding the Threshold shall be payable by the Parent and the Purchaser.  Also, in no event shall the Parent’s and the Purchaser’s combined aggregate liability under Section 10.2 exceed the aggregate Purchase Price (which, for greater certainty does not include the Receivables Note), less the Cash Portion of the Purchase Price, except with respect to Claims based on (i) fraud committed by the Parent or the Purchaser or (ii) the breach of any representations and warranties in Section 4.8 (Taxes).

                10.7        Exclusive Remedy.  Other than rights to equitable relief or claims for fraud to the extent available under applicable Law, each of the Sellers, the Shareholders, the Parent and the Purchaser acknowledge and agree that the sole and exclusive remedy for any Losses arising from Claims described in Sections 10.1 and 10.2 shall be indemnification in accordance with this Article X.

                10.8        Set-Off.   Notwithstanding any other provision of this Agreement and without prejudice to and supplemental to any other rights or remedies which the Parent or the Purchaser may have under this Agreement, the Parent and the Purchaser may set-off against any amounts owing under the Receivables Notes the amount of any Claims brought by the Parent or the Purchaser pursuant to this Article X arising out of a breach of the representatives and warranties in Section 3.21(d).

                10.9        Mitigation.            Prior to the resolution of any Claim for indemnification under this Agreement, the Indemnified Party shall utilize all commercially reasonable efforts, consistent with normal past practices and policies and good commercial practice, to mitigate such Losses.  All indemnification or reimbursement payments required pursuant to this Agreement shall be made after all insurance benefits actually received by the Indemnified Party.

ARTICLE XI

PROTECTION OF PERSONAL INFORMATION

                11.1        Requirement for Personal Information.  Each of the parties acknowledges and confirms that the disclosure of Personal Information is necessary for the purposes of determining if the parties shall proceed with the transactions contemplated herein, and that the disclosure of Personal Information relates solely to the carrying on of the Business, or the completion of the transactions contemplated herein.

                11.2        Confidentiality Obligation.  Unless otherwise required by Law, the Parent and the Purchaser shall at all times keep strictly confidential all Disclosed Personal Information provided to them, and shall instruct those employees, contractors, agents and advisors responsible for storing, processing, organizing or analyzing such Disclosed Personal Information to protect the confidentiality of that information in a manner consistent with the obligations of the Parent and the Purchaser hereunder.  The Parent and the Purchaser shall ensure that access to the Disclosed Personal Information shall be restricted to those employees or service providers of the Parent or the Purchaser who have a bona fide need to access that Disclosed Personal Information.

                11.3        Pre-Closing Use of Personal Information.  Prior to Closing, the Parent and the Purchaser shall at all times collect, use and disclose the Disclosed Personal Information only for those purposes that relate to the transactions contemplated herein.

                11.4        Post-Closing Use of Disclosed Personal Information.  The Parent and the Purchaser undertake, after Closing, to utilize the Disclosed Personal Information only for those purposes for which the Disclosed Personal Information was initially collected in accordance with Laws.

ARTICLE XII
GENERAL

                12.1        Amendments; Waivers.  This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties.  No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

                12.2        Schedules; Exhibits; Integration.  Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement.  This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

                12.3        Governing Law.  This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement, including but not limited to the negotiation, execution, interpretation, coverage, scope, performance, breach, termination, validity, or enforceability of this Agreement, shall be governed by and construed in accordance with the laws of the State of Texas.

                12.4        No Assignment.  Neither this Agreement nor any rights or obligations under it are assignable without the express written consent of the Sellers, the Shareholders, the Parent and the Purchaser, except that the Parent or the Purchaser may assign its rights hereunder to the purchaser of all or substantially all of the assets or capital stock of the Parent or the Purchaser (by merger or otherwise); provided that, upon giving notice to the Sellers at any time on or prior to the Closing Date, the Parent or the Purchaser is entitled to assign this Agreement or any or all of its rights and/or obligations under this Agreement to a wholly-owned subsidiary, and a Seller is entitled to assign its Stock to the Shareholder holding all the shares of such Seller (or the spouse thereof) prior to Closing, subject to the following conditions:

(a)           the assignee will become jointly and severally liable with the assignor, as a principal and not as a surety, with respect to all of the obligations of the assignor, including the representations, warranties, covenants, indemnities and agreements of the assignor; and

(b)           the assignee must execute an agreement confirming the assignment and the assumption by the assignee of all obligations of the assignor under this Agreement, including the obligation to buy or sell the Stock, as applicable.

                12.5        Headings.  The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

                12.6        Counterparts.  This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts.  All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

                12.7        Publicity and Reports.  The Sellers, the Shareholders, the Parent and the Purchaser shall coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of all of the Sellers, the Shareholders, the Parent and the Purchaser.

                12.8        Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.  Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any party to this Agreement.

                12.9        Notices.  Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile or (c) mailed by certified mail, postage prepaid, return receipt requested as follows:

(a)           If to the Parent or the Purchaser, addressed to:

Tradestar Services, Inc. or 1297181 Alberta Ltd.

Three Riverway, Suite 1500

Houston, Texas 77056

Attn.: Chief Executive Officer

Telephone: (713) 479-7000

Facsimile: (713) 975-6271

With a copy to:

(i)                                     Haynes and Boone, LLP

One Houston Center

1221 McKinney Street, Suite 2100

Houston, Texas 77010

Attn.:  Bryce D. Linsenmayer, Esq.

Telephone: (713) 547-2007

Facsimile: (713) 236-5540

(ii)           Stikeman Elliott LLP

4300 Bankers Hall

888-3rd Street SW

Calgary, AB T2P 5C5

Attn.: Stuart M. Olley, Esq.

Telephone: (403) 266-9057

Facsimile: (403) 266-9034

(b)           If to the Sellers or the Shareholders, addressed to:

(i)            383210 Alberta Ltd. or Barry Ahearn

#2 Fieldstone Way

Sylvan Lake, AB  T4S 2L3

Attn.: Barry Ahearn

Telephone: (403) 318-2852

Facsimile: (403) 263-3374

(ii)           Dave Hunter Resources Inc. or Dave Hunter

53360 Range Road 220

Ardrossan, AB T8E 2BS

Attn.: Dave Hunter

Telephone: (403) 860-4331

Facsimile: (780) 922-0176

With a copy to:

Douglas Dunscombe, Esq.

Suite 900

800 6th Avenue S.W.

Calgary, AB T2P 3G3

Telephone: (403) 262-7221

Facsimile: (403) 269-8246

or to such other address or to such other person as either party shall have last designated by such notice to the other party.  Each such notice or other communication shall be effective (i) if given by facsimile, when transmitted to the applicable number so specified in (or pursuant to) this Section 12.9 and an appropriate answerback is received, (ii) if given by mail, five (5) days after such communication is deposited in the mails by certified mail, return receipt requested, with postage prepaid and addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

                12.10      Remedies; Waiver.  Subject to Section 10.7, to the extent permitted by Law, all rights and remedies existing under this Agreement are cumulative to and not exclusive of, any rights or remedies otherwise available under applicable Law.  No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

                12.11      Attorney’s Fees.  In the event of any Action by any party to enforce against another party a right or claim, the prevailing party shall be entitled to reasonable attorney’s fees, costs and expenses incurred in such Action (on a solicitor and client basis).  Attorney’s fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item.

                12.12      Severability.  If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect; provided that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.  In event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof.  To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

                12.13      Entire Agreement.  This Agreement constitutes and includes that entire agreement of the parties with reference to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.  No promise or representation of any kind has been made to any of the parties to this Agreement by any other party or parties to this Agreement or anyone acting for any of such parties, except as is expressly stated in this Agreement.

                12.14      Time is of the Essence.  Time is of the essence in interpreting and enforcing this Agreement.

                12.15      Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules in effect on the date of this Agreement (herein the “AAA Rules”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall be selected pursuant to the AAA Rules and shall be a neutral and impartial lawyer with excellent academic and professional credentials (i) who is or has been practicing law for at least fifteen (15) years, specializing in general commercial litigation or general corporate and commercial matters and (ii) who has both training and experience as an arbitrator and is generally available to serve as an arbitrator.  The arbitration shall be governed by the arbitration law of the Federal Arbitration Act and shall be held in Houston, Texas.

12.16      Expenses.  Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated herein, including all fees and expenses of agents, representatives, counsel, and accountants.  The Sellers and the Shareholders will cause the Company not to incur any out-of-pocket expenses in connection with this Agreement, except for the payment of Cdn $200,000 to Decca Engineering in accordance with the DE Purchase Agreement.  In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.  The parties hereto agree that in the event the Closing occurs on a date after March 2, 2007, an additional aggregate payment of Cdn $5,000 shall be made by the Parent to the Sellers in order to compensate the Sellers for additional legal fees incurred in connection with  the transaction.

                12.17      Further Assurances.  From time-to-time after the Closing Date, each party hereto shall at the request of any other party execute and deliver such conveyances, transfers and other assurances as may be reasonably required to effectively transfer the Stock to the Purchaser and to carry out the intent of this Agreement.

                12.18      Confidentiality.  Between the date of this Agreement and the Closing Date, the Parent,  Purchaser, the Sellers and the Shareholders will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of the Parent, the Purchaser, the Sellers and the Shareholders to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated herein, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated herein, or (c) the furnishing or use of such information is required by legal proceedings.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first written above and effective as of the date first written above.

PARENT:

TRADESTAR SERVICES, INC.

By:	/s/ D. Hughes Watler Jr.
D. Hughes Watler Jr.
Chief Financial Officer

PURCHASER:

1297181 ALBERTA LTD.

By:	/s/ D. Hughes Watler Jr.
D. Hughes Watler Jr.
Chief Financial Officer

SELLERS:

383210 ALBERTA LTD.

By:	/s/ Barry Ahearn
Barry Ahearn
President

DAVE HUNTER RESOURCES INC.

By:	/s/ Dave Hunter
Dave Hunter
President

SHAREHOLDERS:

/s/ Barry Ahearn
BARRY AHEARN

/s/ Dave Hunter
DAVE HUNTER